UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 17, 2011

SWS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19483	75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500 Dallas, Texas 75270
(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

On March 17, 2011, the Board of Directors of SWS Group, Inc. (the “Company”) adopted and approved amendments to the Company’s By-Laws.

New Section 12, which relates to advance notice requirements for stockholder proposals and nominations submitted at our annual and special meetings of stockholders, was added to Article II of the By-Laws. New Article II, Section 12 establishes disclosure requirements and other procedures applicable to stockholders wishing to bring business proposals and nominations, including informational requirements relating to the stockholder making the business proposal or nomination (and the beneficial owner, if any, on whose behalf the business proposal or nomination is being made), the business, if any, proposed to be brought before the meeting, and the nominee, if any, submitted for election to our board of directors. New Article II, Section 12 also sets forth a time period during which such notice must be delivered to the Company.

Article II, Section 11 of the By-Laws was also amended to establish new requirements and procedures applicable to stockholders wishing to bring actions by written consent in lieu of a meeting. Article II, Section 11 was amended in order to make the disclosure requirements that are applicable to stockholders proposing actions and nominations to be considered in connection with an action by written consent generally consistent with the disclosure requirements that are applicable to stockholders making proposals and nominations to be considered at annual and special meetings of the Company’s stockholders under new Article II, Section 12. The proposed amendments to Article II, Section 11 also provide for the orderly setting of a record date for any such action by written consent. These requirements permit our board of directors to fix a record date for stockholder actions by written consent in lieu of a meeting and generally provide that, following receipt of a proper notice for such action, our board of directors has ten days to determine the validity of such notice and adopt a resolution fixing the record date, which shall not be more than ten days from the date of the resolution. The amendments to Article II, Section 11 also require that a stockholder that is proposing an action by written consent in lieu of a meeting comply with requirements to deliver certain information, including information regarding the stockholder proposing the action (or the beneficial owner, if any, on whose behalf the proposal is made), the business, if any, proposed to be taken, and the nominee, if any, submitted for election to our board of directors.

Our By-Laws have also been amended to update various other matters. Article II, Section 4 was amended with respect to the calling of special meetings of stockholders. As amended, our board of directors may call special meetings, and no other person or persons may call special meetings. Article II, Section 7 was amended to clarify the rules and regulations for the organization and conduct of meetings of stockholders.

Certain provisions in Article III relating to our board of directors were also amended. Article III, Section 1 was amended to clarify the powers of our board of directors under Delaware law. Article III, Section 2 was amended to, among other things, provide that the number of directors constituting our board of directors shall be fixed as determined by our board of directors. Article III, Section 4 was amended to clarify that directors may be removed with or without cause by our stockholders. Article III, Section 5 was amended to provide that vacancies occurring on the board of directors may be filled only by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director.

Article VI was amended to update the indemnification and advancement provisions in the By-Laws. Article VI, Section 3 provides that the determination with respect to entitlement to indemnification may be made, at the request of a former officer or director, by independent counsel in a written opinion. Article VI, Section 6(b) provides that parties entitled to rights to indemnification and advancement of expenses under Article VI shall be reimbursed for their expenses in connection with successfully requesting indemnification or advancement of expenses to the fullest extent permitted by law.

Article VII, Section 5 was amended to update and clarify the provisions relating to the fixing of record dates, consistent with the changes to Article II, Section 11 and Delaware law.

Article VIII was amended to add a new Section 7 relating to the severability of provisions of the By-Laws.

Article X was amended with respect to the requirements to amend the By-Laws. Specifically, Article X was amended to provide that the affirmative vote of the holders of at least 66 2/3% in voting power of our issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, is required for our stockholders to alter, amend or repeal, or to adopt any provision inconsistent with, any provision of our By-Laws.

The description set forth above regarding the amendments to the Company’s By-Laws is qualified in its entirety by reference to the full text of the Restated By-Laws, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01(c)	Exhibits.

Exhibit 3.2	SWS Group, Inc. Restated By-Laws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: March 21, 2011	By:	/s/ Stacy M. Hodges
Stacy M. Hodges
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.2	SWS Group, Inc. Restated By-Law

5